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                                                                    Exhibit 12.1

The Greenbrier Companies
Computation of Ratio of Earnings to Fixed Charges
(in thousands)

                                                                                  Year ended August 31,
                                                            ---------------------------------------------------------
                                                              2002        2003        2004         2005        2006
                                                            ---------------------------------------------------------
Earnings (loss) before income tax, minority interest and
  equity in unconsolidated subsidiaries                     $(47,230)   $ 10,758    $ 31,194     $ 50,000    $ 61,065

Interest expense                                              19,055      14,489      11,553       14,000      26,985
Estimated interest portion of rent expense                     6,287       6,136       5,388        5,591       6,465
                                                            ---------------------------------------------------------
                                                            $(21,888)   $ 31,383    $ 48,135     $ 69,591    $ 94,515
                                                            =========================================================

Fixed charges                                               $ 25,342    $ 20,625    $ 16,941     $ 19,591    $ 33,450

Ratio of earnings to fixed charges                             (0.86)       1.52        2.84         3.55        2.83